Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of October, 2014 (the “Effective Date”), by and between Campus Crest Communities, Inc. (the “Company”), and Scott Rochon, an individual (“Employee”) (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

A.           The Company desires to employ Employee as SVP – Corporate Controller and Chief Accounting Officer of the Company on the terms and conditions hereinafter set forth.

B.           Employee desires to accept such employment on the terms and conditions hereinafter set forh.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment. The Company hereby employs Employee as SVP – Corporate Controller and Chief Accounting Officer of the Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall be responsible for the operations of all properties, facilities management and construction. He shall be responsible for working together with the executive team to develop and operate to annual operating plans, building leadership within the Company, developing systems and procedures, evaluating opportunities that the Company considers for investment, and shall have such other duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the Chief Executive Officer and the Board of Directors (“Board”) of the Company in their discretion. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Employee agrees that so long as he is an employee of the Company he shall not, without obtaining the express prior approval in writing of the Chief Executive Officer and the Board of the Company, engage in any employment, consulting activity or business other than for the Company, including serving on boards of directors of other companies. Notwithstanding the other provisions of this Section 1, Employee is authorized to make and manage personal business investments of his choice, including, without limitation, the management of family-owned companies and investments, subject to the limitations set forth in the Confidentiality and Noncompetition Agreement (as defined below) and provided that such activities do not materially interfere with the performance of the Employee’s duties under the Agreement.

2.            Compensation and Benefits. During the Term (as defined below), Employee shall receive the compensation and benefits more particularly described on Exhibit A attached hereto and made a part hereof. In the event the Company terminates the Annual Incentive Compensation Program (the “AICP”), which consists of annual discretionary cash bonuses under the Company’s Incentive Compensation Plan and annual discretionary restricted stock awards under the Company’s Equity Incentive Compensation Plan, as provided for in Exhibit A hereto, the Company shall establish a new plan or such other arrangement which shall provide Employee with substantially similar economic benefits to those provided under the AICP. Furthermore, no amendment or modification to the AICP during a performance cycle shall reduce the potential benefits to be provided thereunder as established at the beginning of such performance cycle without the written consent of Employee, provided, that in the event of a business transaction (e.g., merger, sale of assets, material acquisition or disposition) that makes the performance metrics established for the performance cycle no longer appropriate, the Company may make such equitable adjustments to the AICP as it deems necessary. Any payments referenced hereunder shall be subject to applicable taxes and other withholdings.

3.            Term. Unless terminated earlier in accordance with Section 4 hereof, this Agreement and Employee’s employment hereunder shall be for an initial term of two years, expiring on the second anniversary of the Effective Date; provided, however, this Agreement shall automatically renew for an additional one year term at the end of the initial term and at the end of each one-year renewal period, unless notice that the term will not be renewed is given by either party in writing at least 120 days prior to expiration of the then current term (the initial term and any such one-year extensions are hereafter referred to as “the Term”). For the sake of clarity, notification of a non-renewal by the Company at least 120 days prior to the expiration of the Term shall not be considered a "termination" of Employee’s employment by the Company and as such, shall not invoke the Payment Upon Termination provisions described in Section 4(B) below, which are only applicable for a termination of employment occurring during the Term.

4.            Termination of Employment.

(A)         Termination. The Company may terminate Employee’s employment at any time for Cause or without Cause (as defined below) upon written notice to Employee, effective as of the date indicated in such notice (which may be the date of Employee’s receipt of the notice). Employee may terminate his employment at any time with or without Good Reason (as defined below) upon delivery to the Company of thirty (30) days prior written notice. The date which the Company designates as Employee’s termination date or, if Employee terminates his employment, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the “Termination Date.” Upon termination of Employee’s employment with the Company for any reason, Employee shall resign from all positions held as officer or director of the Company or its affiliates effective as of the Termination Date.

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(B)         Payments Upon Termination.

(i)          Termination By Employee. In the event Employee terminates his employment other than for Good Reason, the Company shall be obligated to pay Employee that pro-rata portion of his current Base Salary payment, which is earned but unpaid as of the Termination Date, the annual incentive amounts (if any) earned and payable under the terms of the AICP that have not been paid (which annual incentive amounts shall be paid on or about the date incentive amounts are paid to other Company executives), any accrued but unpaid paid time off (“PTO”) due to him through the Termination Date and any unreimbursed expenses (collectively, the “Accrued Obligations”), and Employee will not be entitled to, nor will he receive, any type of severance payment. If Employee terminates his employment for Good Reason, he shall receive the Accrued Obligations and the severance payments set forth in subsection (B)(ii)(b) below in the same amount as for a Termination by the Company without Cause, subject to the requirements set forth therein for receipt of such payments, including execution of a Release. If Employee terminates Employee’s employment, the Company, at its option, may require Employee to cease providing services during the required thirty (30) day notice period; provided, however, for purposes of calculating payments upon termination of employment, Employee shall be treated as if he was employed during such thirty (30) day period. For purposes of this Agreement, “Good Reason” shall mean (1) a material involuntary reduction in Employee’s duties, authority, reporting responsibility or function by the Company, (2) a material reduction in Employee’s compensation package other than as mutually agreed upon by the Parties, (3) Employee’s involuntary relocation to a principal place of work more than thirty (30) miles from Charlotte, North Carolina, or (4) a material breach by the Company of its obligations under this Agreement. Notwithstanding the foregoing, the occurrence of any of the events described in the preceding sentence will not constitute Good Reason, unless Employee gives the Company written notice within thirty (30) days of the initial occurrence of the event that Employee believes constitutes Good Reason to terminate his employment, the Company fails to cure any such event within thirty (30) business days of receipt of Employee’s notice, and the Employee resigns within thirty (30) days after the end of such thirty (30) day cure period.

(ii)         Termination By Company.

(a)          Cause. The Company may terminate Employee’s employment for Cause effective immediately upon written notice to Employee stating the facts constituting such Cause. If Employee is terminated for Cause, the Company shall be obligated to pay Employee the Accrued Obligations, and Employee will not be entitled to, nor will he receive, any type of severance payment. For purposes of this Agreement, the term “Cause” shall mean: (1) Employee’s act of gross negligence or misconduct that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (3) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates, (4) Employee’s failure or refusal to follow the written directions of the Board after written notice of such failure is delivered to Employee, or (5) Employee’s willful breach of any material provision of this Agreement or that certain Confidentiality and Noncompetition Agreement between Employee and the Company which shall be entered into contemporaneously with this Agreement (the “Confidentiality and Noncompetition Agreement”).

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(b)          Without Cause. The Company may terminate Employee’s employment without Cause effective immediately upon notice to Employee. In the event the Company terminates Employee without Cause, the Company shall pay to Employee in addition to the Accrued Obligations, a severance payment (the “Severance Payment”) equal to one and one-half (1.5) times the sum of: (1) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (2) a prorata amount of the annual incentive amounts the Employee would have earned (if any) for the fiscal year in which his Termination Date occurs under the Company’s AICP based upon the Company’s actual performance for such fiscal year. The prorata amount shall be determined based upon the number of full months the Employee was employed during such fiscal year prior to his Termination Date divided by twelve (12). The portion of the Severance Payment relating to the Employee’s Base Salary shall be paid in equal monthly installments over a period of 18 months commencing no later than sixty (60) days following Employee’s Termination Date and the portion of the Severance Payment relating to the Employee’s incentive amounts under the AICP (if any) shall be paid in a lump sum on or about the date incentive amounts are paid to other Company executives for such fiscal year. The payments shall be subject in each case to applicable withholdings and shall be subject to Employee signing a Release (as defined in Section 5 below) on or before the thirtieth (30th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the thirtieth (30th) day following Employee’s Termination Date. The payments of the portion of the Severance Payment relating to Employee’s Base Salary will commence within sixty (60) days following Employee’s Termination Date, with the exact commencement of payments to be determined in the sole discretion of the Company, provided that if such sixty (60) day period commences in one calendar year and ends in the next, the payments will commence in the second calendar year. For the avoidance of doubt, Employee shall not be entitled to any Severance Payment under this subsection if the Employee has not signed the Release, and if all revocation periods applicable to the Release have not expired on or prior to the thirtieth (30th) day following Employee’s Termination Date. In addition, the Severance Payment set forth in this Section is contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to comply with the terms of the Confidentiality and Noncompetition Agreement after written notice of such failure is provided to Employee and Employee fails to cure such noncompliance within 15 days of receipt of such notice, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

(iii)        Change in Control. In the event, within 24 months following the date of Change in Control of the Company: (a) Employee is terminated without Cause by the Company, or (b) Employee terminates his employment for Good Reason, Employee will receive the Accrued Obligations and a severance payment (the “CIC Severance Payment”) equal to two (2) times the sum of: (1) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (2) an amount equal to the incentive amounts paid to Employee for the prior fiscal year under the AICP (provided that, if no such incentive amounts were paid for the prior fiscal year the amount under this subsection (2) shall be 50% of the “target amount” as defined in the Company’s AICP for the fiscal year in which the Employee’s Termination Date occurs). The CIC Severance Payment shall be paid in a lump sum within 60 days of the Termination Date subject to the limitations of subsection 4(C) hereof, shall be subject to applicable withholdings and shall be subject to Employee signing a Release on or before the thirtieth (30th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the thirtieth (30th) day following Employee’s Termination Date, provided that if the sixty (60) day payment period commences in one calendar year and ends in the next, the payment will be made in the second calendar year. For the avoidance of doubt, Employee shall not be entitled to any CIC Severance Payment under this subsection if the Employee has not signed the Release, and if all revocation periods applicable to the Release have not expired on or prior to the thirtieth (30th) day following Employee’s Termination Date.

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For purposes of this Agreement, “Change in Control” means (a) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“1934 Act”)) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the 1934 Act), directly or indirectly, of securities representing more than thirty-five percent (35%) of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company, unless the acquisition of securities resulting in such ownership by such person or group had been approved by the Board of Directors of the Company; (b) within any twelve-month period, the date a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (c) within any twelve-month period, the acquisition by any one person, or more than one person acting as a group, of the assets of the Company that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided that such person or persons is not an entity controlled by the Company or the stockholders of the Company; provided that, if this Agreement would cause a payment subject to Section 409A to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes “a change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations. The payments to Employee outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to comply with the Confidentiality and Noncompetition Agreement, and Company provides written notice and Employee doesn’t cease, then Employee agrees that the Company has the right not to make the payment described in this Section and that the Company is entitled to recover from Employee any payment it has already made to Employee.

(iv)        Vesting of Equity Awards. Unless otherwise provided in the applicable award agreement, in the event of: (1) a termination of Employee by the Company without Cause, or (2) a termination by Employee for Good Reason, that occurs prior to the date Employee is fully vested in any outstanding options, restricted shares or other equity awards, Employee will become fully vested as of his Termination Date in such unvested awards that vest in the calendar year that includes his Termination Date and in such unvested awards that vest in the next following calendar year, and all other unvested awards shall be forfeited and cancelled. Unless otherwise provided in the applicable award agreement, in the event of a Change in Control that occurs prior to Employee fully vesting in any outstanding options, restricted shares or other equity awards, then the vesting schedule for such awards shall be accelerated so that Employee will be deemed fully vested with respect to all such options, restricted shares or other equity awards as of the date of the Change in Control. To the extent required, the outstanding awards of stock options, restricted shares and other equity awards are hereby amended to provide for the vesting of the awards in accordance with the provisions of this section.

(v)         Disability. The Company may terminate Employee’s employment upon Employee’s total disability. Employee shall be deemed to be totally disabled for purposes of this Agreement if he is unable to perform his essential job duties under this Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Company. Whether Employee is entitled to receive his Base Salary during the period he is unable to work prior to termination hereunder is contingent on other Company policies and the amount of leave Employee has available to him under those policies. Upon termination by reason of Employee’s total disability, the Company’s sole and exclusive obligation will be to pay Employee the Accrued Obligations, provided Employee will have such rights under any disability plan as may be provided by the Company that covers Employee.

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(vi)        Death. The Employee’s employment shall terminate immediately upon the death of Employee, without any action on the part of the Company. In such an event, Employee’s estate shall receive from the Company, in a single lump sum, the Accrued Obligations plus other death benefits, if any, generally applicable to the Company’s employees.

(C)         Restriction on Payments.

(i)         Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by Employee, whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or any affiliate of the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by Employee as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Employee if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Employee. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both Employee and the Company not less than fifteen (15) days before the date on which a payment becomes due.

(ii)         If the Accounting Firm determines that a reduction in payments is required pursuant to this Section (C), cash benefits shall first be reduced, followed by a reduction of non-cash payments, including option or stock award vesting acceleration, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to Employee in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments.

(iii)        If applicable, Employee and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section (C). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section C will be borne by the Company.

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(iv)        For purposes of this Section (C), “Net After-Tax Benefit” means (a) the Total Payments that Employee becomes entitled to receive from the Company or any affiliate of the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income and employment taxes payable by Employee with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (c) the amount of excise taxes imposed on Employee with respect to the Total Payments under Section 4999 of the Code.

(D)         Code Section 409A. This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code. The Parties intend that the payments and benefits under this Agreement will qualify for any available exceptions from coverage under Code Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the Termination Date or other termination of Employee’s employment are intended to mean Employee’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 4, shall be treated as a right to a series of separate payments, (iii) each such payment that is made within 2-1/2 months following the end of the calendar year that contains the date of the Employee’s Termination Date is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A, (iv) each such payment that is made later than 2-1/2 months following the end of the calendar year that contains the date of the Employee’s Termination Date is intended to be exempt under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that is made after the two-times pay exception ceases to be available shall be subject to delay (if necessary) as provided for “specified employees” below.

If Employee is a “specified employee” within the meaning of Code Section 409A at the time of Employee’s separation from service, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s separation from service shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, to Employee’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Employee’s separation from service or Employee’s death.

To the extent any reimbursements or in-kind benefits due to Employee under this Agreement are subject to Code Section 409A, (i) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (ii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company or any of its affiliates.

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5.            Release. Employee agrees that payment by the Company of the amounts set out in Section 4 above is contingent upon Employee executing a release in form acceptable to the Company (the “Release”), which shall recite that such payments are in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company, its affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns.

6.            Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time.

7.            Recoupment of Incentive Compensation. Performance-related bonuses and other incentive compensation, including equity awards, paid or granted to Employee will be subject to the terms of any policy of recoupment adopted or amended from time to time by the Board or a Committee of the Board as they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

8.            Survival Of Certain Provisions. Any provisions hereof that by their terms survive the termination of Employee’s employment or the termination of this Agreement shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company.

9.            Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Agreement or the full and complete performance by him of all his duties and obligations hereunder; and (b) the execution of this Agreement by him and the employment of him by the Company under this Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder.

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10.           Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 9 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 9 hereof.

11.           Notices. Notices required to be given under this agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company	Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Donald L. Bobbitt Jr.

With copy to	Bill Vesely
Kilpatrick Townsend & Stockton LLP
Suite 2800
1100 Peachtree Street NE
Atlanta, GA 30309-4528

If to Employee	Scott R. Rochon
3105 Jones Ridge Dr.
Charlotte, NC 28226

12.           Enforceability and Reformation; Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

13.           Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

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14.          Dispute Resolution. All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement or Employee’s employment hereunder shall be subject to the applicable provisions of this Section.

(A)          Arbitration. Except for actions seeking relief for violations of the Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(B)         Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(C)         Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

15.         Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

16.          Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

17.          Access To Counsel. Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary by Employee to interpret the legal effect hereof.

18.          Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

19.          Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

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20.          Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

21.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

22.         Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

23.          Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

24.          Entire Agreement. This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Executive Vice President, Chief Financial Officer and Secretary

EMPLOYEE:

/s/ Scott R. Rochon
Scott R. Rochon

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Exhibit A

Compensation and Benefits

(A)         Employee shall initially receive a base salary of $202,000 per year (as such base salary may hereafter from time to time be adjusted as provided herein, the “Base Salary”). Thereafter, Employee’s Base Salary shall be reviewed annually by the Company’s Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of the Company and may be adjusted upward in its sole discretion. The Base Salary shall be paid during the period of employment in accordance with the Company’s normal payroll policies and practices in effect from time to time. The Base Salary and all other payments hereunder shall be subject to all applicable employment and withholding taxes.

(B)         In addition to the Base Salary, Employee is eligible to participate in the Company’s Incentive Compensation Plan (the “IC Plan”) with an initial target potential bonus equal to Seventy Five Percent (75%) of his Base Salary, with the potential to achieve One Hundred Percent (100%) of Base Salary if stretch performance targets are achieved. The IC Plan performance measures shall be approved annually by the Committee and approved by the Board, which may include adjustment in the target and stretch performance bonus amounts. Employee’s eligibility for or entitlement to any payments under the IC Plan shall be subject to the terms of the IC Plan.

(C)         Employee is eligible to participate in the Company’s Equity Incentive Compensation Plan (“EICP”) with an annual target equity award with a value equal to Seventy Five percent (75%) of his Base Salary, with the potential to achieve One Hundred Percent (100%) of Base Salary if stretch performance targets are achieved. The annual target may be adjusted annually by the Committee and approved by the Board. Employee’s eligibility for or entitlement to any awards or payments under the EICP shall be subject to the terms of the EICP.

(D)         Contingent upon Board approval of a Long Term Incentive Plan (“LTIP”), Employee will be eligible for an annual LTIP grant of up to Seventy Five Percent (75%) of Base Salary each year or such other equitable award amount as the Board may establish for executives. Subject to the approval of the Board, the LTIP will generally provide for a three year rolling performance period pursuant to which bonuses can be earned based upon the performance of the Company as measured by Funds From Operations per share growth and other shareholder value creation measurements, as determined by the Board from time to time.

(E)         Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability, auto, and other related benefits, as they may be amended from time to time. These currently include health, dental and life insurance, and 401K. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. In addition, Employee shall be entitled to participate in the executive life insurance, disability and non-qualified deferred compensation plans of the Company, as they may be amended from time to time. In addition, Employee shall accrue vacation and other paid time off benefits in accordance with the terms of the applicable Company policy, as it may be amended from time to time. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

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(F)         Employee hereby acknowledges and agrees that, except as set forth in this Exhibit A or as approved by the Company in writing, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement.

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